Exhibit 99.1

Conference Call Transcript

RLI Corp. — Earnings Conference Call — 4th Quarter 2007

January 23, 2008   //  10:00 am (CT)

RLI Participants

Jonathan E. Michael, Chief Executive Officer

Michael J. Stone, Chief Operating Officer

Joseph E. Dondanville, Chief Financial Officer

John Robison, Treasurer, VP — Investor Relations

Conference Call Participants

Name	Affiliation
Kenneth Billingsley	Signal Hill Capital Group LLC
Ron Bobman	Capital Returns
Mark Dwelle	Ferris, Baker Watts, Inc.
Charles B. Gates	Credit Suisse
Michael Grasher	Piper Jaffray

RLI CORP.

Moderator: John Robison

January 23, 2008

10:00 a.m. CT

Operator:                                              Good morning and welcome, ladies and gentlemen, to the RLI Corp. fourth quarter earnings teleconference call.  At this time, I would like to inform this conference is being recorded and that all participants are on a listen-only mode.  At the request of the company, we will open the conference up for questions and answers after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference RLI management may make comments that reflect their intentions, beliefs and expectations for the future. As always, these forward-looking statements are subject to certain risk factors, which could cause actual results to differ materially.

These risk factors are listed in the company’s various SEC filings including in the annual Form 10-K, which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing third [fourth] quarter results.

RLI’s management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses.

RLI’s management believes this measure is useful in gauging core operating performances across reporting periods that may not be comparable to other companies’ definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company’s website at www.rlicorp.com.

At the request of the company, we will open the conference up for questions and answers following the presentation. I will now turn the conference over to RLI’s Treasurer, Mr. John Robison. Please go ahead, sir.

John Robison:      Thank you. Good morning to everyone. Welcome to the RLI earnings teleconference for the fourth quarter of 2007. Joining me for today’s call are Jon Michael, President and CEO of RLI Corp.; Joe Dondanville, Senior Vice President and Chief Financial Officer; and Mike Stone, President and Chief Operating Officer of RLI Insurance Company.

We will conduct this call as we have in the past quarters. I’ll give a brief review of the financial highlights and then Mike Stone will talk about the quarter’s operations. We’ll then open the call out to questions and Jon Michael will finish up with some closing comments.

I am pleased to report record annual operating earnings of $157 million or $6.52 per share. The combined ratio for 2007 was 71.4. Included in the results this year was favorable loss development on prior year’s reserves of $89.5 million or $2.41 per share.

In the fourth quarter we’ve reported $28.3 million in the operating earnings or $1.22 per share. The combined ratio for the fourth quarter was 81.7. Included in these results was favorable loss development in the quarter of $7.7 million or $0.21 per share.

Turning to investments, investment income grew 10.6% for the year to $78.9 million. Throughout the year we allocated cash to our new asset class of preferred stocks, which enhanced our investment income. Our fixed income portfolio has duration of approximately 4.2 years and maintains an AAA overall rating.

A timely topic in today’s environment is subprime. We review our portfolio in two main areas to access our subprime investment exposure bonds and equities. Our direct exposure to subprime and mortgage products is less than $10 million. Of this $10 million all are rated AAA and have been paying as agreed. All of these are fixed grade instruments with no interest rate reset and were issued prior to 2005 and are not currently on watch from any rating agency.

As a highly profitable insurance company, we have a fair amount allocated to municipal bond securities, 25% of our portfolio or $473 million. Roughly 70% of these bonds are insured by traditional monoline insurers. We would prefer buying municipal bonds without this wrap insurance, but in the marketplace dominated by insured issuance this will be difficult to do. The underlying credit without the wrap insurance is A rated or better. We believe this portfolio was high quality and do not believe the insurance is necessary to own these securities.

From an insurance standpoint, we have two product segments with subprime exposure, Surety and Executive products, or D&O. It should be noted that our exposure to subprime in these products is minimal.

Turning to our share repurchase program. During the quarter we repurchased approximately 1.2 million shares of RLI stock at an average cost of $58.27. For the year, we repurchased approximately 2.3 million shares at an average cost of $58 for $133.3 million. We have $85.7 million remaining to purchase from the $200 million repurchase program approved in 2007.

For the operations highlight I will now turn the call over to Mike Stone. Mike?

Mike Stone:                                Thanks, John. Good morning, everybody. Another good underwriting quarter and another good underwriting year. Combined ratio of 82 and 72 respectively. Good news. The market is soft, but as I’ve said in the recent past, we’re coming off very robust pricing, and also we have a very diverse product mix, number of products less susceptible to the softening, for example, our personal umbrella product, our Surety products.

Really it’s the E&S marketplace, excess and surplus lines marketplace, where the real price declines lie, with standard companies invading our space, this is like most cycles, we are there. Also, as you know, our model rewards profit, not volume. With prices under this pressure selection becomes more important, and the quality of the underwriters is paramount.

I’m going to talk a little bit about our segments in the surety side — really good story. Gross written premium is up 9% in the quarter, 6% for the year. Less price sensitive, as I mentioned earlier. Although some terms conditions are under pressure, for example: credit being branded a little more liberally by some, left collateral required, some personal indemnity not being required. But overall, the Surety segment is in good shape. John did mention the surety areas where you could have some exposure to subprime. We have very little exposure, we wrote small, a few small bonds on some very small mortgage brokers. So far we don’t expect any loss out of that.

In the Property segment we were up 4% in the quarter, down 8% for the year. While the gross written premium for the quarter is driven in large part by our Marine growth, as we build out that Marine product, we would expect the comparisons quarter-over-quarter to be fairly good as we build out that footprint.

In the E&S Property side, that was where rates were under pressure. The fire business was off around 5% in the quarter. But that’s been coming off less robust pricing. It has been steadily declining and we are managing that area of our property business carefully given the problems we had in the habitational book. So we are feeling pretty good about how we are coming out of that.

Wind rates, the wind rates are off their peak. They peaked in December of ‘06, probably off 30%, but again they were coming off very hard pricing. We are still making our margins but it’s continuing under pressure.

On the quake side, probably peaked around January of ‘07 about 25% or so. Difficult market, a lot of capacity, but we are the premier brand monoline quake in California. We will continue to manage our exposure, continue to service our customers and be careful as the market starts to — as it continues to soften. But what’s important there is managing our exposures and making sure that we are prepared when the market does harden, as it always does.

The casualty side, off 14% in the quarter, 8% in the year. General liability, our largest product, off 8% in the quarter. Fourth quarter is always tough, rates off about 12%. Again, we would expect to see that start to stabilize in ‘08 as we were off like I said 11% in ‘07. Again, that’s an E&S product so it is under pressure.

Transportation off 15% for the year, 12% for the quarter, rates down about 9%. I will say in the transportation area that tends to be the first to soften and the first to harden. We did see our submission activity pick up in the fourth quarter, so we are seeing more opportunities. Again, I would expect to see rates start to stabilize sometime in ‘08 in this area.

Our personal umbrella product was up 5% for the year, it’s our standalone personal umbrella. Again, less rate competition here; less overall competition in this space actually. It has been a very good product for us.

The executive products, D&O, gross written premium is off 21% for the year, 30% for the quarter. Rates are off 20% from their peak. We expect this to start to stabilize as well as some of the companies start to experience difficulty in their financial institutions cover. And again, as

John mentioned, the exposure on the subprime would be in this product most readily. We have very little exposure there as we look at it, it’s probably less than $5 million.

So, overall a good quarter. Tough E&S marketplace. There is too much capacity in the marketplace. It’s time that good underwriters thrive. We’ll continue to manage our exposures and out-select our competition. Thanks.  John?

John Robison:                   Thanks Mike. We’ll now open the call up to questions.

Operator:                                              Thank you.  The question and answer session will begin at this time.  If you are using a speakerphone, please pick up the handset before pressing any numbers.  Should you have a question, please press star-one on your push button telephone.  If wish to withdraw your question, please press the pound key.  Once again, it’s star-one if you have a question. And we’ll go to Charlie Gates with Credit Suisse.

Charlie Gates:                       Hi, good morning.

John Robison:                   Good morning.

Charlie Gates:                       My first question, could one of you elaborate on to what extent you see standard markets companies seeking to write excess and surplus lines risks?

Mike Stone:                                Charlie, it’s Mike Stone. I mentioned it briefly. What you start to see, if that cycle goes to the softening side is the standard line companies start to invade what’s typically E&S space. As you know, Charlie, there is a grey area there that sort of goes back and forth, but the standard companies certainly are in our typical E&S space, both in our casualty products that are primary liability commercial umbrella, and the property products, the cat exposed business, as well as, the surplus lines of our business. So they are there.

Charlie Gates:                       Would it be materially greater than say what occurred 12 months ago?

Mike Stone:                                Charlie, it’s a little difficult to explicitly quantify that, but I think our sense is the answer is it is certainly greater than it was a year ago.

Charlie Gates:                       My second question. What gives you confidence that pricing may begin to stabilize in 2008?

Mike Stone:                                Well, it’s Mike Stone again. Charlie, because I’m a confident guy, I’ve got a bit of optimism there. I think we’re coming off some fairly steep declines, and the fourth quarter tends to be the worst. I think we’ll see things marginally improve, we are in a soft market, it’s not — absent some event, or some pain, or some significant reduction of capacity, the rates are not going to firm at any point in time. But I think the decline will start to lessen as the year progresses.

Charlie Gates:                       And that would be because of the magnitude of underwriting losses that others would be shouldering?

Mike Stone:                                Well, I think, a number of things. I think the rates have declined fairly rapidly over the past 12 months. So I don’t expect that level of declination to continue, or yes, you’re right, we will start seeing significant underwriting losses at some point. But remember on the casualty business it can be a while. But I think information is better than it’s been in the past. I think management has information on pricing, they are seeing the price level declines as the trends, and I would expect that unless they’ve got a different way of looking at things, that they all see that these price declines can’t continue.

Charlie Gates:                       Are your casualty policies claims made, or occurrence?

Mike Stone:                                Well, Charlie, it certainly depends. Our E&S products, the general liability, the commercial umbrella are occurrence as a rule. The executive products are claims made. Significantly more occurrence than claims made.

Charlie Gates:                       My final question is an accounting question. In the income statement for the company, it shows an “other comprehensive loss” during the period net of tax of $5 million. What is that from?

Joe Dondanville:       That’s from the investment portfolio.

Charlie Gates:                       What portion of the investment portfolio would have driven that?

Joe Dondanville:       Could have been the equities.

John Robison:                   Bonds rallied in the fourth quarter and equity sold off.

Joe Dondanville:       Right. So in comprehensive earnings, it’s the change in the unrealized portion of the investment portfolio that does not run through realized gains and losses above, in the net earnings.

Charlie Gates:                       Thank you.

Operator:                                              Once again, it’s star-one if you have a question.  And we’ll go to Michael Grasher with Piper Jaffray.

Michael Grasher:      Thank you. Good morning, congratulations on a great year.

Mike Stone:                                Thanks Michael.

Michael Grasher:      You continue to generate excess capital here. Can you talk about how you plan to deploy that excess capital as we move forward here in ‘08?

Jon Michael:                            Yes, Michael, Jon Michael here. We will continue to search for ways to deploy that capital and as we said in the past, if we find that we cannot deploy it, don’t need it, we will return it. That’s been our policy in terms of managing our capital for years, and we have proven it by having stock repurchases and continue to. But we are aggressively searching for ways to deploy capital.

Michael Grasher:      Has there been any change in that landscape in terms of the pricing, and then if you are looking for teams, are there more teams floating around now because we are in a softer and market environment?

Jon Michael:                            We’ve seen more activity in terms of looking at different say team opportunities. On the acquisition side, I think you all know that it appears that the pricing for say an insurance company acquisition, that pricing has come down as there’s been some erosion in the sector over the last 12 months in terms of price and so that’s true. And it’s all relative when you are looking at these models and are trying to determine what an entity would be worth and it’s based upon what obviously what you are paying for and what kind of returns you are going to get. So, that’s sort of relative. Yeah, there has been some price reduction.

Michael Grasher:      Okay.

Jon Michael:                            In other words, in a soft market you probably pay significantly less for a company than you’re going to pay at the beginning of a hard market, and we’re in the throws of a soft market.

Michael Grasher:      Okay, thanks for that, and then how do we think about your business lines if the macro environment, the macro economic picture is one of the slowing economy for 2008. I recognize you’re suggesting and thinking that maybe rates are going to be finally flattening year-over-year. So that’s rates, but what about business activity itself, are you budgeting or thinking that your lines of business actually might slow?

Mike Stone:                                It’s Mike Stone. Yes, we are. The Surety segment will come under a bit of pressure there, though our Surety segment is fairly diverse, but certainly as the economy slows there is going to be less of a need for some of our products, but remember we’re pretty small. We can make a bit of penetration and overcome that, certainly in our primary liability, where we write quite a few contracts. As the economy slows you’ll see less development, so that will be under a bit of pressure as well. So we would expect that that will certainly have an impact on us overall in ‘08. And again on the price declines, I think this is the rate of decline that I think is going to slow, I am not going to predict if they are going to flatten but…

Michael Grasher:      Okay, that’s fair. And then is there any way to gauge, percent wise, as to what you are anticipating for each of your segments in terms of the new business production?

Mike Stone:                                Yeah. Relative to the past I would suspect that our new business production will be down a bit. Our retentions will probably be down a bit on order of magnitude of about 5% on our casualty products, probably a little bit more on the property side.

Michael Grasher:      Okay. That’s helpful. And then one final question. I think John, mentioned earlier about the exposure in the portfolio on subprime at less than $10 million. And spoke for a brief bit on the muni bond aspects for the insurance. How about CDOs, do you have any exposure at all to CDOs in your portfolio?

John Robison:                   The ones I talked about, the sub, we have of that $10 million in CDOs that we would classify. But it’s not — we have very little exposure in the asset-backed — the entire asset-backed market.

Michael Grasher:      Okay.

Jon Robison:                          Again, the majority of our mortgages, the vast majority are Fannie and Freddie conforming loans.

Michael Grasher:      Okay. So the subprimes portion is collateralized into CDOs?

Mike Stone:                                Correct.

Michael Grasher:      Okay. I did — I misunderstood that. Thank you.

Operator:                                              Just a reminder, it is star-one if you have a question.  And we’ll go to Ron Bobman with Capital Returns.

Ron Bobman:                        Hi. Congrats. You guys are truly great at what you do. I had two questions. One was could you enlighten me a little bit in through the — maybe not necessarily just your book of surety, but sort of surety in general. Could you talk about how the surety product can produce, how the subprime meltdown or turmoil can produce surety losses. Sort of the nature of the claims that come into surety book in general again? And then I had sort of a general acquisition question.

Mike Stone:                                It’s Mike Stone, I will answer the first one. Really in the surety side, it’s really in the license. Our miscellaneous side or our commercial side licensing permits, the bonds, there are statutory bonds that are required of mortgage brokers and they are fairly small limits of $10,000 to $25,000 that are required by statute and we have some of those in our portfolio, a very small percentage. But some companies could have a lot broader percentage of that.

Ron Bobman:                        Is that more of fidelity bond.

Mike Stone:                                No, somebody has to get a license and they have to bond themselves to get that license. That doesn’t mean that loss will unnecessarily flow from that, but certainly as that implodes there would be people that say they didn’t get to close their house, or they didn’t get their escrow money, or there could be any number of problems that could arise that could affect that bond.

Ron Bobman:                        Okay. How about outside your books, sort of other types of subprime generating surety losses?

Mike Stone:                                Well, I think that’s where I would see it, in those sectors. Certainly there could be companies like in the past, that wrote fairly exotic things and called them surety. If you can think of Enron, and if you can think of World Com, where companies surety underwriters were extending credit that was called surety, but it was really some financial guarantee of some sort. I do believe the experience of that is still fairly recent. It was fairly severe, so I have not heard of any sureties that were doing those things, but certainly it’s possible.

Ron Bobman:                        Okay. Thanks a lot for those responses. Then I have an acquisition question. Given where we are in the underwriting cycle, I guess the pricing cycle, and the high levels of profitability with so many lines of business in their past, I don’t know handful of years, or a few years. When you look at, or you evaluate a possible acquisition of an insurance company, where there is a balance sheet and a book of business with a history to it, and you sort of assign a risk factor to potential prospect for adverse development on the in-force book. When do you think about that now in evaluating a deal, is that sort of discount, and speaking generally, is that discount factor, risk factor, a heck of a lot smaller than the risks factor you might have assigned at the last soft market cycle because of the relative recent years of underwriting profitability and adequacy of margins?

Jon Michael:                            Ron, its Jon Michael. On a relative basis, that’s correct. The profitability of the industry over the last — since the early 2001, we have had several profitable underwriting years in a row, or most companies have. One would expect, again all things being equal, that in periods of rising prices that companies tend to make their balance sheets or heal their balance sheets. I know from a Generally Accepted Accounting Principles booking basis that’s not supposed to occur, but it’s a natural occurrence because I think companies tend to underestimate the effects of pricing changes from year-to-year either going up or going down.

And so, for that period where we had multiple years going up, I think probably on a relative basis balance sheets healed. Now we are entering a period or we have been in a period for perhaps 18 months, where prices are going down, and my belief is that the opposite occurs during that period of time, and that companies tend to underestimate again the effects of the reduced pricing. And so perhaps if you look at this last accident year, you would maybe expect a company might underestimate their loss ratio.

Now, having said all that, we don’t believe that we do that ourselves, but when you look at acquisitions, is there more risk or a less risk, and you are discounting or believing a current balance sheet say in 2008, versus what that balance sheet would have been in say 2001. Yeah, but you still have to perform an exhaustive study of what they’ve done in the past, I mean, what kind of business have they written. And there are relative risks in the various lines of business that they’ve written. I mean, if they have exposures like asbestos and environmental exposures and that sort of thing, that probably did not go away, or hasn’t gone away just because, we’ve had good underwriting years here for a few years. But at the same time, you have to look at other things that we know are out there, like construction defect and that sort of thing so.

Ron Bobman:                        Okay. Can I ask you — I’m sorry — can I ask another follow-up question?

Jon Michael:                            Yes.

Ron Bobman:                        On acquisitions, I’ve gone blank. I’m sorry. I’ll circle back in the queue.

John Robison:                   Thank you.

Jon Michael:                            I think I dazzled you with my explanation.

Ron Bobman:                        No, it was a great answer.

Operator:                                              And we’ll go next to Charlie Gates with Credit Suisse.

Charlie Gates:                       Only one question this time. What area of your business would you think is most vulnerable or most exposed, the entry of the standard markets company?

Mike Stone:                                Charlie, Mike Stone. It’s basically two, it’s our E&S casualty, which is basically our primary liability/general liability product, and the commercial umbrella product, and then certainly the property fire business, E&S business, which I would include in that cat exposed business, as well.

Charlie Gates:                       I fibbed on the one question. Is there any way you can go back in time and access what other period from a competitive standpoint more similar to the current one?

Mike Stone:                                Charlie, we will take you back to one question, just kidding.

Charlie Gates:                       You’ll might, I deserved it.

Mike Stone:                                I think it’s — it’s not the late 90’s. Okay. It’s certainly, if you look at it as a period from a pricing perspective we are probably at 2001, 2002. But if you are talking about from a cycle standpoint it’s probably early 90’s.

Charlie Gates:                       Do you mean like ‘91, before Andrew.

Mike Stone:                                Yeah.

Jon Michael:                            Charlie, we just hypnotized Ron, and now you are asking us to look into our crystal ball. I think that’s right. I think it’s probably, prices are above where they were, just before ‘01 they are above that, but we think they are rapidly deteriorating to a point where some of the business would be marginal.

Charlie Gates:                       So it likes the world before Andrew, which occurred in August of ‘92.

Jon Michael:                            Yeah.

Mike Stone:                                Charlie, I am not as old as these guys, so I am not sure I can remember as well. But I think that’s not, that’s somewhere there about.

Charlie Gates:                       Thank you.

Operator:                                              And we will go back to Ron Bobman with Capital Returns.

Ron Bobman:                        Charlie shouldn’t be accessed for that last question because he always asks it. You should just answer it in your prepared remarks actually. I wrote down my questions, so no more senior moments. And I get mixed up with all the Mike and Michaels on the call, but somebody said on the acquisition discussion, that of late, acquisition pricing, I think you said has come down, and I am wondering if you are commenting about the public market trading levels of the stocks, and your peers, or about particular deals that have been announced, where you thought that was an indicator of pricing coming down?

Jon Michael:                            I was talking purely about the price-book ratios for publicly traded stocks.

Ron Bobman:                        Okay. Yeah, since there have been so many data points indicating reductions.

Jon Michael:                            That’s what I was talking about.

Ron Bobman:                        Thanks guys. Best of luck for continued success.

Jon Michael:                            Thank you, Ron.

Operator:                                              We will go next to Kenneth Billingsley with Signal Hill.

Kenneth Billingsley:                                    Hi, good afternoon and congratulations on the quarter.

John Robison:                   Thanks, Ken.

Kenneth Billingsley:                                    I just have a quick question. I believe in the past on the reserving — this is a reserving question. In the past you have said, in the last few quarters you’ve been reserving close more towards your own experience, and not so much to industry. Is that still the case?

Joe Dondanville:       This is Joe Dondanville. Yes it is. That’s a lot of what we are seeing now in our book of business, that we grew in the early 2000’s is starting to mature, and our loss trends and patterns are being substituted for more industry.

Kenneth Billingsley:                                    And so when I look at the accident year loss ratio, we’ve been seeing some pretty good improvement over ‘06 to ‘07, but looking at this quarter here we’ve started to see the accident year loss ratio for the fourth quarter ‘07 being just slightly higher than accident year loss ratio for fourth quarter of ‘06. Is this a good starting point? Is this going to be a good base for us as we are looking forward of when there are rate changes in the marketplace. We now have a good base for the accident year loss ratio or are we likely to continue to see some improvements in 2008?

Joe Dondanville:       No I think this is a good base. I think our study — the major study was completed in the third quarter and so the fourth quarter is more of a clean quarter from that standpoint of less impact of the changes that we’ve made incorporating loss trends and pricing into our own development factors.

Kenneth Billingsley:                                    Great, that was my only question thank you.

Joe Dondanville:       Alright great.

Operator:                                              And we’ll go next to Mark Dwelle with Ferris, Baker Watts.

Mark Dwelle:                          Yeah good morning, just a quick question related to the Marine business. You had indicated you are booking that in the property segment and that makes sense. Is there much difference in your loss pic for that business as compared to say the rest of your property book? I said I kind of mind for that typically when you guys have started new business segments in the past, you’ve kind of chosen a higher loss pic in all that business seasons?

Joe Dondanville:       On the property side, the loss picture is a little less a point where you’re projecting what losses might have occurred, the short-tail nature of it causes us to look at what’s actually happening and predicting what some of the late reported loss activity or the development on reserve activity. So, it really does not lend itself as cleanly as to a loss pic like on a casualty book, where you may have three or four years to know how good or bad that loss pic might be, and you just kind of stick with it. So on the Marine side, it’s shorter and our experience on the

Marine side has been improving. I think, as you might recall right out of the gate, they got hit with Hurricane Katrina losses that kind of dampered. But that’s a kind of a short period sudden loss that gets reflected right away and not through a loss pic.

Mark Dwelle:                          Okay. Is the tail with respect to the Marine any longer than the historical tail related to the rest of the book or is it pretty consistent?

Joe Dondanville:       I think they have in some — incidental casualty type exposure, liability exposure that would elongate that tail. But otherwise it’s somewhat short tailed. They know when a cargo is lost; they know when a hull is damaged pretty quickly.

Mark Dwelle:                          Okay. That’s helpful. Thank you.

Operator:                                              And there are no further questions at this time. I will now turn the conference back to Mr. Jonathan Michael.

Jon Michael:                            Well, thank you. It was a very good year for RLI, certainly outstanding from an earnings standpoint. We had a record operating earning. We had good cash flow. We had return on equity of over 22% and we returned over $150 million to the shareholders in terms of dividends and share repurchases.

As we mentioned multiple times during the call the insurance market continues to soften. RLI has been a company that has persevered and thrived in hard markets and in soft markets and we will continue to maintain our disciplined underwriting approach, which could mean some reduced top line growth. We will however pursue other opportunities by either startup, lift out some teams of people, which we have been successful at in the past, we talked about Marine for example and our transportation division was started as a lift out or even possibly in an acquisition, small acquisitions.

I want to thank all of our employees, I want to thank our shareholders, and I want to thank you for supporting us for all these years. We look forward to talking to you next quarter and reporting another good quarter. Thank you very much.

Operator:                                              Ladies and gentlemen, if you wish to access the replay for this call you may do so by dialing 1-888-203-1112 with an ID number of 504-3148. This concludes our conference for today. Thank you for participating and have a nice day. All parties may now disconnect.

END